EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (File Numbers 333-37805, 333-37807, 333-84717, 333-52694, 333-60506, 333‑60516, 333-82328, 333-100414, 333-105756, 333-105759, 333-140662, and 333-145990) on Form S-8 and (File Numbers 333-41304, 333-84952, 333-144128, 333-86476, and 333-147515) on Form S-3 of Stifel Financial Corp. and subsidiaries of our report dated February 26, 2009, with respect to the consolidated financial statements and schedule of Stifel Financial Corp. and subsidiaries and the effectiveness of internal control over financial reporting of Stifel Financial Corp. and subsidiaries, included in this Annual Report on Form 10-K of Stifel Financial Corp. and subsidiaries for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Chicago, Illinois
February 26, 2009